Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Findwhat.com, Inc. for the registration of 2,874,099 shares of its common stock and to the incorporation by reference therein of our report dated June 7, 2004, with respect to the consolidated financial statements of Espotting Media, Inc. for each of the three years in the period ended March 31, 2004 included in FindWhat.com’s Current Report on Form 8-K/A dated February 9, 2004 and filed June 29, 2004, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
September 3, 2004